Artisan Partners Asset Management Inc. Reports January 2018 Assets Under Management
Milwaukee, WI - February 8, 2018 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of January 31, 2018 totaled $122.3 billion. Separate accounts accounted for $61.5 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $60.8 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of January 31, 2018 - ($ Millions)
Growth Team
Global Opportunities	16,652
Global Discovery	31
U.S. Mid-Cap Growth	13,432
U.S. Small-Cap Growth	2,500

Global Equity Team
Global Equity	1,537
Non-U.S. Growth	28,866
Non-U.S. Small-Cap Growth	733

U.S. Value Team
Value Equity	2,345
U.S. Mid-Cap Value	6,607

Global Value Team
Global Value	21,334
Non-U.S. Value	22,672

Emerging Markets Team
Emerging Markets	303

Credit Team
High Income	2,637
Privately offered strategy	38

Developing World Team
Developing World	2,486

Thematic Team
Thematic	38
Privately offered strategy	67

Total Firm Assets Under Management (or AUM)	$122,278
Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com